Exhibit 10.33
August 17, 2022
Alan Sandler
22 Arana Circle
Sausalito, CA 94965

Re:     Offer of Employment
Dear Alan:
Mirati Therapeutics, Inc. (the “Company” or “Mirati”) is pleased to offer you at-will employment in the position of Chief Medical Officer on the terms and conditions set forth in this letter agreement (the “Agreement”). Certain capitalized terms used in this Agreement have the meanings set forth in Section 10.
1.Employment by the Company. Your employment with the Company shall begin on October 15, 2022, or such date as otherwise agreed to by you and the Company (such actual date your employment begins (the “Start Date”)). This is an exempt position, and during your employment with the Company, you will devote substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties consistent with the position of Chief Medical Officer, as set forth in your position description, or as required by the Company’s Chief Executive Officer (the “CEO”), to whom you will report. Your primary work location shall be the Company’s office located in San Diego, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel with reimbursement in a manner consistent with the Company’s travel reimbursement policies.
2.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
3.Compensation.
3.1Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of five hundred and seventy-five thousand dollars (USD $575,000) per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule (the “Base Salary”). Employees starting after October 1, 2022 will not be eligible for the annual salary adjustment/review during the 2023 calendar year.

3.2Annual Bonus. You shall be eligible to participate in the Company’s incentive plan applicable to senior executives at a level such that you will have the potential to earn a cash bonus, at target, of forty-five percent (45%) of your annual Base Salary during such year (the “Annual Bonus”). The amount of such Annual Bonus shall be determined by the Company’s Board of Directors (the “Board”) in its sole discretion, based upon the achievement of you and/or the Company of management objectives to be reasonably established by the Board in consultation with you. These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to you prior to the commencement of the applicable year. You acknowledge there is no assurance that the terms of the incentive plan will remain unchanged or will in any future year provide the same benefits as it has in past years (or any benefits or payments at all) and that the Company may, at its discretion, revise the terms of the incentive plan in advance for any upcoming fiscal year as it applies to you provided always that you will be entitled to participate in any incentive plan made available to senior executives of the Company. Any Annual Bonus amounts shall be subject to standard payroll deductions and withholdings. Except as otherwise provided in Section 9, you must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus for any particular year. Your Annual Bonus for 2022 will be a prorated target Annual Bonus based on the number of days between your Start Date and the end of 2022 and will be paid in Q1 of 2023.
3.3Equity. Subject to Board approval, as soon as administratively practicable following your Start Date, you will be granted stock options ("Options") and restricted stock unit awards ("RSUs") under the Company's Inducement Plan, as amended from time to time, and any successor plan thereto ("Inducement Plan"). The Options and RSUs will be granted to you as an inducement material to you entering into employment with the Company pursuant to the “inducement grant” exception provided under Nasdaq listing rules, and the Company represents that all Options will be registered on an effective S-8 or other registration statement prior to the date on which they become vested. The Options and RSUs will be granted as soon as practicable following the Start Date and the public disclosure of all Company material, non-public information, as determined by the Company. Your Options and RSUs will have the following terms:
(a)Options. Options will be issued to you for the purchase of 65,000 shares of our common stock in accordance with the Inducement Plan. The Options will have an exercise price equal to 100% of the fair market value of the Company's common stock on the applicable date of grant. The Options will vest over a four-year period following your grant date, with 25% of the Options vesting on the first anniversary of your initial grant date, and the remainder vesting in 36 equal monthly installments on each monthly anniversary thereafter, in each case subject to your continued services with the Company through the applicable vesting dates. The Options will be subject to the terms of the Inducement Plan, the Plan and the option agreement between you and the Company.
(b)     RSUs. You will be awarded 40,000 RSUs in accordance with accounting standards on the applicable date of grant. The RSUs will vest over a four-year period following
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your initial grant date, with 25% of the RSUs vesting on each anniversary of your grant date, in each case subject to your continued services with the Company through the applicable vesting dates. The RSUs will be subject to the terms of the Inducement Plan, Plan and the restricted stock unit agreement between you and the Company.

4.Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the Company's expense reimbursement policies and procedures.
5.Paid Time Off; Paid Sick Leave; Holidays. You will initially be eligible to accrue up to four (4) weeks (or 20 days) of vacation during each calendar year (January 1 - December 31), subject to applicable maximum accrual caps, in accordance with the Company’s paid time off policies as in effect from time to time. You will be granted ten (10) days (or 80 hours) of paid sick leave at the commencement of employment, and thereafter, on January 1st of each calendar year. You will also be eligible for certain paid holidays pursuant to Company policy. The Company reserves the right to cancel or change its policies regarding paid time off, paid sick leave and/or holidays from time to time without amendment of this Agreement.
6.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. In accordance with Company practice and subject to the terms and conditions of the applicable Company benefit plan documents, you will be eligible to participate in the generally applicable employee benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance, 401(k), employee stock purchase plan, etc.) in accordance with their terms. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
7.Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s Employee Proprietary Information and Invention Assignment Agreement (the “PIIA”). By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.
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You also agree to honor your obligations to former employers and any other third parties (if any) during your employment with the Company.
8.Outside Activities During Employment. Except with the prior written consent of the CEO, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise.
9.Termination; Severance Benefits.
9.1Involuntary Termination. If you are subject to an Involuntary Termination that does not occur within the Change in Control Period, the Company shall pay to you the Accrued Amounts and in addition, you will be entitled to the benefits set forth in this Section 9.1 (the “Severance Benefits”), subject to your satisfaction of all the conditions described in Section 9.4 below.
(a)Cash Severance. You will receive a cash payment equal to (i) eighteen (18) months (the “Severance Period”) of your Base Salary at the rate in effect immediately prior to your Involuntary Termination (but without giving effect to any prior reduction to Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the “Severance Payment”). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested during the Severance Period solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional number of months of service with the Company equal to the Severance Period as of the date of Involuntary Termination.
(c)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law
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(including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
9.2Involuntary Termination in Connection with a Change in Control. If you are subject to an Involuntary Termination during the Change in Control Period, then you shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the “Change in Control Severance Benefits”), subject to your satisfaction of all the conditions described in Section 9.4 below.
(a)Cash Severance. You will receive a cash payment equal to: (i) eighteen (18) months (the “CIC Severance Period”) of your Base Salary, plus (ii) your target Annual Bonus for the year in which the Involuntary Termination occurs (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the “CIC Severance Payment”). The CIC Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)Full Accelerated Vesting. Effective as of the later of your Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Involuntary Termination shall accelerate vesting in full. For purposes of determining the number of shares that will accelerate vesting pursuant to this Section 9.2(b) with respect to any equity award subject to performance-based vesting for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, the portion of such award that shall accelerate vesting shall be calculated assuming that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the later of the Change in Control or Involuntary
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Termination, as applicable. Your equity awards shall remain outstanding following your Involuntary Termination if and to the extent necessary to give effect to this Section 9.2(b). For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.
(c)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the CIC Severance Period (the “CIC COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 9.1 and this Section 9.2. If you are eligible for benefits under both Section 9.1 and this Section 9.2, you shall receive the benefits set forth in this Section 9.2 and such benefits shall be reduced by any benefits previously provided to you under Section 9.1.
9.3Termination for Cause; Resignation Without Good Reason; Death or Disability. If the Company terminates your employment for Cause, you resign your employment with the Company without Good Reason, or your employment terminates due to your death or Disability or under any other circumstances not involving an Involuntary
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Termination, you shall only be entitled to the Accrued Amounts. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits in Section 9.1 and Change in Control Severance Benefits in Section 9.2.
9.4Conditions to Receiving Severance Benefits and Change in Control Severance Benefits. Your receipt of the Severance Benefits in Section 9.1 and the Change in Control Severance Benefits in Section 9.2 of this Agreement will be conditioned upon and subject in all cases to:
(a)You executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form provided by the Company, which may be included by the Company in a separate separation agreement (the “Release”), within the applicable deadline set forth therein following your Involuntary Termination, and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than sixty (60) days following the date of your Involuntary Termination (such sixty (60) day deadline, the “Release Deadline”);
(b)Your compliance with your continuing obligations to the Company under this Agreement and the PIIA; and
(c)Your resignation from all offices, directorships and trusteeships then held by you at the Company or any affiliate of the Company, with such resignation to be effective upon your date of Involuntary Termination, unless otherwise requested by the Company.
10.Definitions. The terms used in this Agreement shall have the following meanings:
10.1“Accrued Amounts” means your Base Salary that is earned but unpaid as of your employment termination date, any unreimbursed business expenses payable to you and any accrued but unused personal time off or vacation benefits and any other payments or benefits otherwise earned and payable to you or otherwise as required by law to be paid or provided through your employment termination date.
10.2“Cause” shall mean, for purposes of this Agreement, your (i) material breach of your obligations under this Agreement, the PIIA, or any code of ethics or business conduct policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company; (ii) refusal to conscientiously and diligently carry out your functions and/or duties after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (iii) commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to you; or (iv) commission or attempted commission of, or participation (whether by affirmative act or omission) in, a fraud against the Company.
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10.3“Change in Control” has the meaning ascribed to such term in the Plan.
10.4“Change in Control Period” means the period commencing three (3) months prior to a Change in Control and ending twenty four (24) months following a Change in Control.
10.5“Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
10.6“Disability” shall mean that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances. The Company shall act upon this provision in compliance with the federal Family and Medical Leave Act (if applicable to the Company), the Americans with Disabilities Act (as amended), and applicable state and local laws.
10.7“Good Reason” for you to resign your employment with the Company means the occurrence of any of the following events without your express written consent; provided, however, that any such resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (1) you give the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that you believe constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of your right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (3) you actually resign employment from all positions you then hold with the Company within the first thirty (30) days after expiration of the Cure Period:
(a)a material reduction in your authority, duties, reporting relationships, status or responsibilities;
(b)a material reduction of your then current Base Salary and/or target Annual Bonus, and regardless of whether implemented in a single reduction or a series of reductions, which the parties agree is a reduction of at least five percent (5%) of your Base Salary or target Annual Bonus; notwithstanding the foregoing, such a material reduction of your Base Salary or target Annual Bonus shall not constitute “Good Reason” if such material reduction was made under a compensation reduction program that commenced at least three (3) months prior to a
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Change in Control and is applicable generally to the Company’s similarly situated leadership team members;
(c)any relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles, provided, however, that required travel for Company business shall not constitute “Good Reason”; or
(d)the Company’s material breach of this Agreement or any other material contract between you and the Company.
10.8“Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason or (iii) due to “Redundancy” which shall mean the elimination by the Board of your role or position in the Company, and provided in any case (i), (ii) or (iii) such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.
10.9“Plan” shall mean the Company’s 2022 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.
10.10“Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
11.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A-2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of
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your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
12.Section 280G.
If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

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Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13.Arbitration of All Disputes.
13.1Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.
13.2Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this
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Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
13.3Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
13.4Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
13.5Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
13.6Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
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14.Indemnification and D&O Coverage. To the fullest extent permissible under applicable law, you shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and director and officers’ insurance coverage, to the extent made available to other directors and senior executives, in accordance with the certificate of incorporation and the bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by you with respect to a claim against you based on actions or inactions by you in your capacity as a senior executive or director of Company. In addition, you will be covered by the Company’s indemnification coverage on terms no less favorable to you than the indemnification plans applicable to other executive officers and directors of the Company.
15.General Provisions. This Agreement, together with the PIIA constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Company’s Chief Executive Officer. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Section 7 (Proprietary Information Obligations), Section 9 (Termination; Severance Benefits), Section 11 (Section 409A), Section 12 (Section 280G), Section 13 (Arbitration of All Disputes); Section 14 (Indemnification and D&O Coverage) and Section 15 (General Provisions) will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
This offer is conditioned on, and subject to, satisfactory proof of your identity and right to work in the United States, and your satisfactory completion of a background check and other applicable pre-employment screenings.
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We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.
If you accept employment with the Company on the terms above, please sign below and sign and complete the PIIA and return all documents by August 23, 2022. Our offer will terminate after such date.

Best regards,
Mirati Therapeutics, Inc.
/s/ DAVID MEEK
______________________________
David Meek
Chief Executive Officer

Accepted and agreed:
/s/ ALAN SANDLER
______________________________
Alan Sandler

        8/24/2022
Date: _________________________

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